Exhibit 99.1

Contact:
Susan Spilka
201-748-6147
sspilka@wiley.com

      Wiley Completes Acquisition of Blackwell Publishing (Holdings) Ltd.

Hoboken, N.J., and Oxford, U.K., February 5, 2007-- John Wiley & Sons, Inc. (NYSE:JWa) (NYSE:JWb) announced today that it has finalized the acquisition of the outstanding shares of Blackwell Publishing (Holdings) Ltd., one of the world's foremost academic and professional publishers. The purchase price of (pound)572 million was financed with a combination of debt and cash.

Blackwell's publishing program is being merged with Wiley's global scientific, technical, and medical business. The merged business is now the largest of the three businesses of John Wiley & Sons, Inc.; its other businesses are Professional/Trade and Higher Education.

"Wiley begins our third century of publishing by embarking on the path of growth and expansion, with our new colleagues," said William J. Pesce, Wiley's President and Chief Executive Officer. "It is an extraordinary milestone in our Company's remarkable history."

The integration of the businesses is being guided by a best practices approach. Leadership roles are being assumed by colleagues from both companies. Mr. Pesce announced the appointment of Wiley's Senior Vice President, STM Publishing Eric A. Swanson to lead the merged business and Blackwell CEO Rene Olivieri to serve as its Chief Operating Officer. Mr. Olivieri is co-leader of the transition team along with Wiley Europe's Chief Operating Officer, Stephen Smith.

Responsibility to stakeholders is an important part of the vision guiding the merger. "We want to set the standard for publishing for the scientists, physicians, professionals and scholars who are our authors and readers," continued Mr. Pesce, "For our authors and society partners, we intend to provide best of class service through our extensive network of editorial, production, marketing, and sales talent. For our customers, we intend to provide more access to more content to more people than ever before in the history of the two companies. For our colleagues, we intend to provide intellectually stimulating and rewarding opportunities."

The combined business and the constituencies it serves will benefit from its collaborative, customer- and partner-friendly approach. Moreover, the combined companies will be able to invest more in online capabilities than either could as separate entities. Global market reach will be strengthened and extended. Wiley and Blackwell are two of the world's most respected global publishers. Together, the two companies will publish approximately 1,250 scholarly peer-reviewed journals (over 1 million pages) and an extensive collection of books with global appeal.

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About Wiley
Founded in 1807, John Wiley & Sons, Inc. has been a valued source of information and understanding for 200 years, helping people around the world meet their needs and fulfill their aspirations. Our core businesses include scientific, technical, and medical journals; encyclopedias, books, and online products and services; professional and consumer books and subscription services; and educational materials for undergraduate and graduate students and lifelong learners. Wiley's global headquarters are located in Hoboken, New Jersey with operations in the U.S., Europe, Asia, Canada, and Australia. The Company's Web site is www.wiley.com. Wiley is listed on the New York Stock Exchange under the symbols JWa and JWb.


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